                                                                   EXHIBIT 10.8

                              Mr. Robert F. Wright
                              Mrs. Linda D. Wright
                           686 Industrial Park Road
                             Piney Flats, TN 37686

May 27, 1997


Mr. Michael J. Russo, President
Flour City Architectural Metals, Inc.
915 Riverview Drive, Suite 1
Johnson City, Tennessee 37601


Subject: Ground and Building Lease (9 pages) Dated December 20, 1993, Between Robert F. Wright and Linda D. Wright and Ben M. Frizzell, Jr. for Property in Tri County Industrial Park

Dear Mr. Russo:

This letter constitutes an agreement between Robert F. Wright and Linda D. Wright (Wrights) and Flour City Architectural Metals, Inc. (FCAM) to assume subject Lease (copy attached) and all the responsibilities and rights of the Lease including all terms and conditions of the Lease except for the following:

    1. The term of this agreement between Wrights and FCAM is for a period of one (1) year beginning June 1, 1997, and ending on May 30, 1998.

    2. FCAM may renew this lease under the same terms for an additional term in increments of six (6) months or as mutually agreed, ending upon the expiration of subject Lease, by giving ninety (90) days written notice prior to the end of the term.

    3.  The GTE option noted in paragraph 2.2 is null and void.

    4. Rent shall be paid directly by FCAM to Lessor as set out in the Lease. Annual (or prorated portion thereof) property taxes ($6,370.94) shall be paid by FCAM directly to the county with no advance escrow.

    5. Wrights grant permission for FCAM to negotiate directly with the Lessor concerning expansion of the Premises, an extended term, and related matters. If your negotiations are concluded, Wrights are agreeable to terminate this agreement and the referenced Lease with the Lessor.

    6. The replacement value for fire and extended coverage insurance shall be $1,000,000.00 and this amount shall be the limit of FCAM's exposure in case of destruction of premises. FCAM shall not be bound to the terms noted in the last sentence of paragraphs 7.1 and 7.3.

    7. Wrights and Lessor agree to allow FCAM to utilize the property outside the chain link fence for storage of equipment and/or materials.

    8. Concerning paragraph 12.1, revise the following: add the phrase "notice of" prior to the word "failure" in the second line; and revise the second sentence as follows "Notices will be required from the Lessor to the Lessee."

    9. Wrights shall at their expense repair, replace and/or install materials and workmanship as follows prior to commencement of lease:

        o  Repair roof leaks that may exist.

        o  Replace damaged/stained ceiling tiles in office.

        o Patch and paint drywall in office to achieve uniform finished appearance.

        o Replace driveway paving and patch or overlay parking areas to good condition. Driveway work to be completed by June 5, 1997, and parking area work to be completed by June 15, 1997, all weather permitting. Driveway will be passable during construction.

        o Ensure the following is in full working order (including light bulbs and similar) for plant and office areas: all electrical systems; lighting; security systems; emergency lighting system; intercom system; sprinkler & fire alarm system; overhead crane; HVAC; plumbing system; and ventilation fans.

        o Concerning the locks of all doors, ensure all are in working order and provide keys. FCAM may re-key at FCAM's option.

        o The following items currently in the facility to remain during this lease: fire extinguishers; air distribution lines; phone equipment and system; office improvements and furnishings.

        o Concerning the designated overhead water lines in the plant, remove and dispose off-site.

The following parties agree to be bound by the terms of this letter and the terms of subject lease except as modified by this letter.



/s/ ROBERT F. WRIGHT                    /s/ LINDA D. WRIGHT
----------------------------            ----------------------------
Robert F. Wright                        Linda D. Wright


FLOUR CITY ARCHITECTURAL METALS, INC.


/s/ MICHAEL J. RUSSO                    5/20/97
----------------------------            -------
Michael J. Russo, President             Date




-----------------------------           -------
Ben M. Frizzell, Jr.                    Date

                              Ben M. Frizzell, Jr.
                                 P.O. Box 3292
                            Bristol, Tennessee 37625


                                  May 15, 1997


Mr. Robert F. Wright
Mrs. Linda D. Wright
686 Industrial Park Road
Piney Flats, TN 37686

Subject: Ground And Building Lease Date December 20, 1993, For Property in Tri County Industrial Park

Dear Bud and Linda:

This letter constitutes my consent for you to sub-lease the subject Premises to Flour City Architectural Metals, Inc.

All terms and conditions of the lease remain in effect, and you remain primarily responsible for the Lessee's performance.

If you have any further comments, please call me.

Very truly yours,

/s/ Ben Frizzell, Jr.
-----------------------------
Ben Frizzell, Jr.

                           GROUND AND BUILDING LEASE

                          Lessor: Ben M. Frizzell, Jr.
                            Lessee: Robert F. Wright

                                     INDEX

        Subject                                 Article         Page
        -------                                 -------         ----
Access to Premises                                XX              7
Additions to the Premises                         XXI             7
Applicable Law                                    XVII            7
Assignment and Subletting                         VIII            4
Chattels and Fixtures                             XI              4
Covenant of Lessee                                XVIII           7
Covenants of Lessor                               XIV             6
Default                                           XII             4
Destruction of Premises                           VII             3
Eminent Domain                                    XIII            6
Insurance                                         VI              2
Mortgages                                         X               4
Notices                                           XVI             6
Option to Renew                                   XIX             7
Premises                                          I               1
Rent                                              III             1
Repairs                                           IX              4
Taxes and Assessments                             IV              2
Term                                              II              1
Termination of Lease                              XV              6
Utilities                                         V               2

                           GROUND AND BUILDING LEASE

        LEASE, made December 20, 1993, between Ben M. Frizzell, Jr. as "Lessor" and Robert F. Wright, dba Volunteer Warehouse and Robert F. Wright and Linda D. Wright, individually, as "Lessee" by which the parties agree as follows:

                                   ARTICLE I

                                    PREMISES

        1.1 The Lessor leases to Lessee and Lessee rents from Lessor a portion of premises located in Tri-County Industrial Park, Piney Flats, Tennessee and described in "Exhibit A", attached hereto and made part hereof.

        1.2 "Exhibit B" attached hereto and made a part hereof, is a plat of Tri-County Industrial Park on which the Premises are outlined in red.

                                   ARTICLE II

                                      TERM

        2.1 The Lease term shall commence on November 15, 1994. The Lease term shall end sixty (60) months from such date.

        2.2 This lease is void if GTE exercises its option to purchase the premises as provided for in its existing lease with Lessor. Otherwise, this lease is in full force and effect.

                                  ARTICLE III

                                      RENT

        3.1 The Lessee agrees to pay to the Lessor as rent during the original term of this Lease, 60 monthly installments, due on the fifteenth day of each month, the sum of $8,610.00, totaling $510,600.00 for the term.

        3.2 The rental during the term of this Lease shall be on a net-net-net basis. The Lessee, and not the Lessor, shall pay all costs connected with the use and occupancy of the Premises including, but not limited to: real estate taxes (or any other tax or charge imposed by any governmental authority expressly designated as a substitute for such taxes, but subject to the provisions of paragraph 6.1 hereof), personal property taxes, any installments of special assessments which become due and payable during the term of this Lease or any exercised renewals thereof, utilities, service charges, maintenance, and insurance, subject to the provisions of Article IX hereof. The term "rent" as used elsewhere in the Lease shall include all payments and charges described in Paragraphs 3.1 and 3.2.

        3.3 Rent shall be paid to Lessor at the address shown herein or at such other place as Lessor may designate in writing.

                                   ARTICLE IV

                             TAXES AND ASSESSMENTS

        4.1(a) Lessee covenants and agrees to pay and discharge before delinquency thereof and before penalties shall accrue thereon, all taxes and assessments on the Premises due and payable during the term of this Lease and renewals hereof. If required by Lessor's permanent lender, Lessee agrees to deposit each month in advance with the lender(s) in escrow, one/twelfth (1/12) of such taxes and assessments pursuant to the terms of the mortgage(s).

        4.2 Notwithstanding the foregoing provisions, Lessee may in good faith and in the name of Lessor where appropriate, contest the validity of any tax by appropriate action or legal proceeding, but no such contest shall relieve Lessee of its obligation to pay such tax or taxes before the same shall become delinquent unless the proceeding to contest such tax shall operate to prevent sale of the premises, any part thereof or any property thereon. Lessee shall indemnify and save Lessor harmless against any and all loss, cost or expense of any kind that may be imposed upon Lessor as a result of such proceeding or in connection therewith.

                                   ARTICLE V

                                   UTILITIES

        5.1 Lessee shall pay or cause to by paid all charges for water, gas, sewer, electricity, light, heat, power, telephone or other service used, rendered or supplied to or in connection with the Premises during the term of this Lease.

                                   ARTICLE VI

                                   INSURANCE

        6.1 During the term of this Lease, Lessee shall maintain general liability insurance for the benefit of Lessor, Lessor's permanent lender, and Lessee, as their respective interests may appear, in an amount not less than Two Million Dollars ($2,000,000.00) combined single limit for bodily injury and/or property damage arising out of any one accident or occurrence. Lessee shall provide Lessor with written evidence of such coverage annually. All policies shall contain a provision for thirty (30) day notice to Lessor of cancellation of any policy.

        6.2 Lessee shall also maintain during the term of this Lease fire and extended coverage insurance insuring the improvements to the Premises in an amount equal to one hundred (100%) percent of the agreed upon replacement value of the improvements. ($1,000,000.00 is the agreed replacement value at the beginning of the term of this lease. Said value shall be adjusted yearly per the BLS consumer price index plus the cost of capital expenditures for additions to the leased premises.) Such fire and extended coverage insurance policies shall be in the names of the Lessor, Lessor's permanent lender, and Lessee as their respective interests may appear. Lessee shall provide Lessor and Lessor's mortgagee(s) with written evidence of such insurance.

        6.3 The Lessee will indemnify and save harmless the Lessor against and from all liabilities, obligations, damages, causes of action, claims or judgments which may be imposed upon or incurred by or asserted against the Lessor by reason of any of the following matters occurring after occupancy under this Lease, unless any of the following shall have resulted from the negligence or willful misconduct of Lessor or Lessor's agents: (a) any work or activity on or about the Premises; (b) any use, non-use, possession, maintenance and management of the Premises or any part thereof; (c) any negligence or intentional misconduct on the part of Lessee, or any of its agents, contractors, servants, employees, licensees, or invitees; (d) any accident, injury or damage to any person or property occurring on or about the Premises or any part thereof; (e) any failure on the part of the Lessee to perform or comply with any of the covenants, agreements, terms or conditions of this Lease.

                                  ARTICLE VII

                            DESTRUCTION OF PREMISES

        7.1 If the Premises shall be partially destroyed by fire or other casualty covered by Lessee's policy of fire and extended coverage insurance, then Lessor shall promptly and with due diligence replace or repair the Premises conforming to the specifications of the Building partially destroyed, the same to be done as soon as possible after issuance of required permits. Lessor shall use its best efforts to complete such repair or replacement in a timely manner. In the event the insurance proceeds are not sufficient to pay the costs of such work Lessee agrees to promptly pay any additional sums necessary.

        7.2 In the event of total destruction of the Premises as above mentioned, or such partial destruction whereby Lessee cannot reasonably operate, Lessee's rent shall completely abate from the date of such destruction until possession of the rebuilt premises is delivered to the Lessee. In the event of any other partial destruction or damage whereby Lessee shall be deprived of the occupancy of only a portion of the Premises, then the rent shall be reduced and apportioned according to the area of the Premises which is unusable by Lessee until such time as the Premises shall be repaired or restored. Provided, however, that if more than seventy-five (75%) percent of the Premises are destroyed this Lease may be terminated by either party on thirty (30) days written notice to the other.

        7.3 For the purpose of paying towards the cost of such repairs, replacements or rebuilding, Lessor, its mortgagee(s), and Lessee shall make available all net sums received under insurance policies covering such loss, in reimbursements for work and materials actually incorporated in the Premises. If this Lease is terminated as provided in Paragraph 9.2 all insurance proceeds shall be paid to Lessor. If such proceeds are not sufficient to pay the full cost of repair or restoration, Lessee shall pay the deficiency.

        7.4 In the event the Lessor and Lessee cannot agree as to the application of the foregoing provisions, each shall immediately appoint an arbitrator. The arbitrators shall jointly appoint one additional arbitrator within seven (7) days, and the three shall constitute an arbitration panel to determine the application of said provisions. Their decision shall be final and conclusive on the parties. Costs of arbitration shall be divided equally between Lessor and Lessee.

                                  ARTICLE VIII

                           ASSIGNMENT AND SUBLETTING

        8.1 Lessee may elect to sublease the premises or assign its rights under this Lease in whole or in part to a wholly owned subsidiary or affiliate of Lessee, subject to approval by Lessor. In the event of any sublease or assignment to a subsidiary of Lessee, Lessee shall remain liable for the performance of all obligations contained in this Lease.

                                   ARTICLE IX

                                    REPAIRS

        9.1 Lessee agrees to accept premises "as is" and to make all necessary repairs and then to keep the Premises and all improvements in essentially the same condition as of the date it takes possession. Rehabilitation to this essentially same conditions will be the responsibility of the Lessee at the termination of this lease, or any extensions. Major reroofing will be shared by Lessee and Lessor on a pro rata basis assuming a 15 year life.

        9.2 Lessee further covenants to operate and keep the Premises in a clean and sanitary condition according to all applicable laws and codes.

                                   ARTICLE X

                                   MORTGAGES

        10.1 Lessee agrees to execute any instrument necessary to evidence subordination of this Lease to any mortgage by Lessor, unless execution thereof shall, in Lessee's opinion, create a right in Lessor or its mortgagee superior to a right or rights existing under Federal law or the laws of the State of Tennessee as of the date hereof.

                                   ARTICLE XI

                             CHATTELS AND FIXTURES

        11.1 Provided only if Lessee is not in default in rent payments or any provision of this Lease, Lessor waives all claims to any chattels or equipment affixed to the Premises by Lessee or its sublessee (See Article VIII) and Lessee or its sublessee may remove the same at the expiration or termination of this Lease or its renewals; provided, however, Lessee shall repair any damage to Premises caused by the removal of such chattels or equipment.

                                  ARTICLE XII

                                    DEFAULT

        12.1 Except as otherwise provided herein, if Lessee fails to fulfill any provision of this Lease, then, 10 days after such notice of failure, the Lessee shall be deemed to be in default under this Lease and shall have 10 additional days to cure said default, subject to the interest provision for moneys owing. Notices will be required from the Lessor to the Lessee.

In the event of default, Lessor, in addition to other legal or equitable remedies it may have, may terminate the Lease, in which event Lessee shall remain liable for all future rentals due hereunder for the then current term of the Lease plus fees paid for collection efforts. Any moneys owing by either party to the other will bear interest at 12% per annum from the date due until paid.

        12.2 If the notice provided for in 12.1 shall have been given and the Lease terminated, then Lessor may, without further notice, re-enter the Premises by force or otherwise and dispossess lessee by summary proceedings or otherwise, and remove Lessee's personal property. Lessee hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

        12.3 In case of any such default, re-entry, expiration or dispossession by summary proceedings or otherwise, Lessor shall use his best efforts to re-let the Premises or any part thereof, for a term or terms which may be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and which may be for less or more than the rent herein provided for. Any surplus of monthly rentals (less the Lessor's costs of re-leasing the premises and interim expenses of holding) over and above Lessee's rental obligation shall be credited to Lessee's account for the reminder of Lessee's rental obligations to Lessor. If any deficiency is not paid for within thirty (30) days, Section 12.4 shall prevail and control. The failure of Lessor to re-let the Premises or any part thereof shall not release or affect Lessee's liability for damages; provided, however, notwithstanding any other terms to the contrary, Lessor will use its best efforts to re-let to mitigate Lessee's damages, costs and expenses, and to re-let on the same terms and conditions as contained herein.

        12.4 Subject to the provisions of this Article, if the rent shall not be paid when due and the time for curing the deficiency shall have expired, that part of the rent covenanted to be paid by the Lessee for the balance of the then current term of this Lease which has not been paid to the Lessor, shall immediately become due and payable at the election of the Lessor upon written notice to the Lessee. If Lessee is declared bankrupt or voluntarily offers to creditors terms of composition, or in case a receiver is appointed to take charge of and conduct the affairs of the Lessee, such claim for unpaid rent so due and payable under this Lease for the balance of the then current term of this Lease shall be considered liquidated damages and shall constitute a debt provable in bankruptcy or receivership.

        12.5 In the event Lessor neglects to pay when due any obligations or any mortgage or encumbrance affecting title to the demised premises and to which this Lease is subordinate, or fails to perform any obligations specified under this Lease, then Lessee, after continuance of any such failure or default for twenty (20) days after notice in writing thereof by Lessee, may pay said assessments, principal, interest or charges, or cure such default, all on behalf of and at the expense of Lessor, and do all necessary work and make all necessary payments in connection therewith, and Lessor agrees thereafter on demand, to pay Lessee forthwith the amount so paid by Lessee together with interest thereon at the rate of twelve (12%) percent per annum and agrees that Lessee may withhold any and all rental payments and other payments thereafter due to Lessor and apply same to the payments of such indebtedness, or, alternatively, Lessee may cancel and terminate this Lease by written notice to Lessor given within thirty (30) days following such twenty (20) day period.

        12.6 If Lessee shall default in the observance of performance of any term or covenant on Lessee's part to be observed in any article of this Lease, Lessor may, immediately, or at any time thereafter and without notice, perform the same for the account of Lessee, and Lessee will promptly reimburse Lessor all monies expended upon presentation of a bill for same by Lessor to Lessee. Any monies owing by either party to the other will bear interest at 12% per annum from the date due until paid.

                                  ARTICLE XIII

                                 EMINENT DOMAIN

        13.1 If the Premises shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the term of this Lease, at Lessee's option shall terminate and cease from the date when possession shall be so taken.

                                  ARTICLE XIV

                              COVENANTS OF LESSOR

        14.1 Lessor covenants and warrants that Lessor has the lawful right and authority to make this Lease; and that Lessee, upon paying the rent herein reserved and performing and observing the covenants and conditions herein contained on Lessee's part to by performed and observed, shall and will peacefully and quietly have, hold and enjoy the Premises for the full term of this Lease and any extensions thereof, except in the event of the taking of the Premises by public or quasi-public authority as provided in Article XV above.

                                   ARTICLE XV

                              TERMINATION OF LEASE

        15.1 Upon any termination of this Lease, whether by lapse of time, cancellation pursuant to an election provided herein, forfeiture or otherwise, Lessee shall immediately surrender possession of the Premises to Lessor in good and tenantable repair, subject however, to the provisions of Article IX hereof.

                                  ARTICLE XVI

                                    NOTICES

        16.1 Any notice or consent required to be given by or on behalf of either party upon the other shall be in writing and shall be given by mailing such notice or consent by Registered or Certified Mail, return receipt requested, addressed to the Lessor at P.O. Box 3292, Bristol, Tennessee 37625 or to the Lessee at 686 Industrial Park Road, Piney Flats, TN 37686, or at such other address or addresses as may be specified from time to time, in writing, delivered to the other party.

                                  ARTICLE XVII

                                 APPLICABLE LAW

        17.1 The laws of the State of Tennessee shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease will not affect or impair any other provision.

        17.2 Wherever used, "Lessor" and "Lessee" shall be deemed to include the heirs, personal representatives, successors, sublessees, and assigns of said parties unless the context excludes such construction.

                                 ARTICLE XVIII

                               COVENANT OF LESSEE

        18.1 Lessee covenants that it will provide a recent (less than one year old) Statement of Financial to Lessor prior to the beginning of the initial term and at the beginning of any renewal term.

                                  ARTICLE XIX

                                OPTION TO RENEW

        19.1 Provided Lessee gives at least 90 days notice prior to the expiration of the term of this lease, Lessor grants to Lessee the option to renew this lease for one additional five year term under the same terms and conditions except that the rental will be increased (but not decreased) at the beginning of each year of the new term by the change in the Bureau of Labor Statistics Consumer Price Index.

                                   ARTICLE XX

                               ACCESS TO PREMISES

        20.1 Lessee and Lessor agree that Lessor may utilize the property belonging to the Lessor which lies outside the chain link fence for storage of equipment and or materials and that Lessor may have ingress and egress to said storage area via the asphalt driveways. Lessor agrees that he will see that storage is done in an orderly and safe manner and will hold Lessee harmless from any loss that Lessee may suffer as a result of said storage.

                                  ARTICLE XXI

                           ADDITIONS TO THE PREMISES

        21.1 Additions or modifications to the premises may be made only with written consent of Lessor. Any such expansion or modifications shall be constructed in accordance with all applicable requirements of the County of Sullivan and other controlling authorities, and the contractor, architect, engineer, and financing for any such addition shall be approved in writing by the Lessor.

Dated this 20th day of December, 1993, as to LESSOR, and this 20th day of December, 1993 as to LESSEE.

Witnesses:                             Lessor:

/s/ Sherie M. Horton                   /s/ Ben M. Frizzell, Jr.
--------------------------             --------------------------
                                       Ben M. Frizzell, Jr.


                                       LESSEE:
                                       Robert F. Wright, dba
                                       Volunteer Warehouse

/s/ Sherie M. Horton                   /s/ Robert F. Wright
--------------------------             --------------------------

                                       Robert F. Wright, Individually

                                       By: /s/ Robert F. Wright
                                       --------------------------

                                       Linda D. Wright, Individually

                                       By: /s/ Linda D. Wright
                                       --------------------------

STATE OF TENNESSEE   )
COUNTY OF SULLIVAN   )

        The foregoing instrument was acknowledged before me this 20th day of December, 1993, by BEN M. FRIZZELL, JR.

                                       /s/ Pamela Dawn Booker
                                       --------------------------
                                       Notary Public
                                       My Commission Expires: 6/03/97

STATE OF TENNESSEE   )
COUNTY OF SULLIVAN   )

        The foregoing instrument was acknowledged before me this 20th day of December, 1993, by ROBERT F. WRIGHT.

                                       /s/ Pamela Dawn Booker
                                       --------------------------
                                       Notary Public
                                       My Commission Expires: 6/03/97

STATE OF TENNESSEE   )
COUNTY OF SULLIVAN   )

        The foregoing instrument was acknowledged before me this 21st day of December, 1993, by LINDA D. WRIGHT.

                                       /s/ Pamela Dawn Booker
                                       --------------------------
                                       Notary Public
                                       My Commission Expires: 6/03/97